Exhibit 99.1

News Release

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Third-Quarter Results and Raises 2007 Guidance

•	Net earnings of $694 million, or $0.89 per share, including previously disclosed charge of $0.22 per share to exit Connexion business

•	Adjusted EPS* in Q3 increased to $1.11 per share; up 50 percent year to date

•	Revenue grew 19 percent to $14.7 billion

•	Record backlog rose to $229 billion

•	2006 EPS guidance reflects Connexion charge offset by performance improvements; 2007 EPS guidance increased $0.20 per share

Table 1. Summary Financial Results

	3rd Quarter		Change		Nine Months		Change
(Millions, except per share data)	2006	2005			2006	2005
Revenues	$14,739	$12,355	19%		$43,989	$39,720	11%
Earnings From Operations	$951	$763	25%		$1,862	$2,268	(18)%
Operating Margin	6.5%	6.2%	0.3	Pts	4.2%	5.7%	(1.5	)Pts
Reported Net Income	$694	$1,011	(31)%		$1,226	$2,112	(42)%
Reported Earnings per Share	$0.89	$1.26	(29)%		$1.57	$2.62	(40)%
Adjusted Earnings per Share * [1]	$1.11	$0.33	236%		$2.50	$1.67	50%
Operating Cash Flow (after pension contributions)	$560	$522	7%		$5,058	$4,613	10%

[1]	Excludes Connexion charge of $0.22 per share in Q3 of 2006; in Q3 2005, excludes a $0.62 per share tax benefit and $0.31 per share net benefit from asset sales. For nine months, excludes charges of $0.93 per share in 2006 and benefits of $0.95 per share in 2005.
*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 9 “Non-GAAP Measure Disclosure.”

CHICAGO, Oct. 25, 2006 – The Boeing Company [NYSE: BA] today reported third quarter net earnings of $694 million, or $0.89 per share, compared with $1,011 million, or $1.26 per share, a year ago (Table 1).

Special items that affected core operating results include the previously disclosed $0.22 per share charge this quarter to exit the Connexion business, and benefits totaling $0.93 per share a year ago for tax settlements and asset sales. Adjusting for these items, third-quarter adjusted earnings per share* was $1.11 compared to $0.33 for the same period last year. The year-ago figure was not adjusted for the impact of a labor strike, which reduced earnings in that period by an estimated $0.25 to $0.30 per share.

Revenue for the quarter rose 19 percent to $14.7 billion from $12.4 billion in the same period last year.

Boeing updated its earnings per share guidance for 2006 to between $2.40 and $2.50 per share, which reflects the termination charges for Connexion offset by better performance across Boeing’s businesses. Boeing increased its 2007 EPS guidance by $0.20 per share to between $4.45 and $4.65, reflecting the discontinuance of its Connexion investment, contributions from the Aviall acquisition and additional performance improvements. Revenue guidance for 2007 is increased to between $65.5 billion and $66.0 billion driven by additional services revenue from Aviall.

“Our strong performance during the third quarter and our growth outlook for 2007 underscore what Boeing can accomplish by an unwavering focus on execution and meeting our commitments,” said Boeing Chairman, President and Chief Executive Officer Jim McNerney. “As we continue to drive our growth and productivity efforts, we aim to achieve a new level of consistently strong financial performance.”

Third-quarter operating cash flow was $0.6 billion driven by strong business performance, partially offset by a $615 million payment for the previously announced settlement with the U.S. Department of Justice (Table 2). For the first nine months of 2006, operating cash flow was $5.1 billion, and free cash flow* was $4.0 billion driven by strong operating and working capital performance.

Table 2. Cash Flow

	3rd Quarter		Nine Months
(Millions)	2006	2005	2006	2005
Operating Cash Flow [1]	$560	$522	$5,058	$4,613
Less Additions to Property, Plant & Equipment	$(348)	$(287)	$(1,093)	$(1,074)

Free Cash Flow*	$212	$235	$3,965	$3,539

[1]	Includes Global Settlement payment of $615 million and Connexion shutdown costs in the third quarter of 2006.

Boeing’s backlog at quarter-end grew to a record $229 billion, up 4 percent from the end of the second quarter and 12 percent for the first nine months of 2006, reflecting strong orders for Boeing’s commercial airplane products.

Cash and investments in marketable securities totaled $8.2 billion at the end of the third quarter, down from $10.6 billion at the end of the second quarter (Table 3). Principal uses of cash during the quarter included the purchase of Aviall Inc. for $2.2 billion (including debt), the previously mentioned legal settlement, share repurchases and planned investment increases in Boeing’s core businesses. In August, Boeing’s board of directors authorized a new share repurchase program for up to $3 billion of common stock. The company repurchased 8.0 million shares for $627 million during the quarter and 19.8 million shares for $1.6 billion during the first nine months of the year. This leaves $2.8 billion available under the current repurchase authorization. The company contributed $513 million to its pension plans during the first nine months of the year. Total consolidated debt decreased during the quarter to $10.1 billion due to the cancellation of capital leases associated with Connexion.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	3Q06	2Q06
Cash	$5.2	$7.6
Marketable Securities[1]	$3.0	$3.0

Total	$8.2	$10.6

Debt Balances:
The Boeing Company	$4.0	$4.3
Boeing Capital Corporation	$5.6	$5.6
Non-Recourse Customer Financing	$0.5	$0.6

Total Consolidated Debt	$10.1	$10.5

[1]	Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short-term investments” and “investments.”

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) third-quarter revenues increased 45 percent to $6.7 billion. Airplane deliveries were up 61 percent while modification services and spares volumes also increased during the period. (Table 4). BCA delivered 100 airplanes as it successfully increased production rates, supporting our guidance of approximately 395 deliveries for the year. In the same quarter last year, BCA delivered 62 airplanes, 21 fewer than planned due to a strike.

BCA operating earnings increased to $646 million. Margins expanded to 9.7 percent due to higher operating leverage and productivity improvements, partially offset by planned increases in R&D spending and lower supplier development cost-sharing payments.

For the first nine months, BCA revenues rose 32 percent to $20.9 billion on a 36 percent increase in deliveries. Operating earnings grew 88 percent to $2.1 billion as margins expanded to 9.9 percent.

Table 4. Commercial Airplanes Operating Results

(Millions, except deliveries & margin percent)	3rd Quarter		% Change		Nine Months		% Change
	2006	2005			2006	2005
Commercial Airplanes Deliveries	100	62	61%		295	217	36%

Revenues	$6,693	$4,623	45%		$20,859	$15,831	32%
Earnings from Operations	$646	$238	171%		$2,068	$1,101	88%

Operating Margins	9.7%	5.1%	4.6	Pts	9.9%	7.0%	2.9	Pts

Contractual backlog rose to a record $154 billion, or more than five times current annual BCA revenues. BCA booked 243 gross orders during the quarter and 730 for the first nine months of 2006.

The 787 Dreamliner program has won 432 firm orders from 34 customers to date. We achieved important development milestones during the quarter as we prepare for flight testing next year and entry into service during 2008. The 787 program continues to experience pressures with respect to weight and supplier implementation. The company is raising its R&D forecast to reflect these increasing pressures, as well as modified and increased scope on the 747-8 program as we act on customer feedback to optimize this airplane. Boeing continues to expect that these programs will be delivered on time and in accord with our contractual obligations.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) revenues increased 4 percent during the quarter to $7.8 billion on higher Precision Engagement & Mobility Systems and Support Systems volume (Table 5). Operating margins were 11.3 percent, compared to 17.6 percent in the same quarter last year when IDS benefited from a $569 million gain from selling Rocketdyne. Without that gain, adjusted IDS operating margins* for the year-ago quarter would have been 9.9 percent.

For the first nine months of 2006, IDS revenues were $22.8 billion. Operating margins were 8.8 percent and were reduced by 2.2 points due to the $496 million charge taken in the second quarter for an international airborne early warning and control (AEW&C) program. IDS margins for the same period last year were 13.0 percent, and adjusted IDS operating margins* were 10.4 percent after excluding the gains from divestitures.

Table 5. Integrated Defense Systems Operating Results

	3rd Quarter		% Change		Nine Months		% Change
(Millions, except margin percent)	2006	2005			2006	2005
Revenues
Precision Engagement & Mobility Systems	$3,474	$3,031	15%		$10,032	$9,756	3%
Network & Space Systems	$2,856	$3,036	(6)%		$8,555	$9,368	(9)%
Support Systems	$1,462	$1,401	4%		$4,165	$3,754	11%

Total IDS Revenues	$7,792	$7,468	4%		$22,752	$22,878	(1)%

Earnings (Loss) from Operations
Precision Engagement & Mobility Systems	$472	$407	16%		$942	$1,234	(24)%
Network & Space Systems	$228	$712	(68)%		$489	$1,208	(60)%
Support Systems	$179	$192	(7)%		$574	$540	6%

Total IDS Earnings from Operations	$879	$1,311	(33)%		$2,005	$2,982	(33)%

Operating Margins	11.3%	17.6%	(6.3	)Pts	8.8%	13.0%	(4.2	)Pts
Adjusted IDS Operating Margins *	11.3%	9.9%	1.4	Pts	8.8%[1]	10.4%	(1.6	)Pts[1]

[1]	Reflects a reduction of 2.2 points due to the $496 million charge in Q2 2006 for AEW&C.

Precision Engagement & Mobility Systems performance remained strong as revenues grew 15 percent to $3.5 billion for the quarter driven by higher volume and deliveries on the F-15, C-17, F-22 and P-8A Poseidon programs. Operating earnings grew 16 percent to $472 million driven by operating leverage, favorable contract mix and lower R&D expense.

Network & Space Systems achieved significant milestones on several key programs. Third-quarter revenues declined to $2.9 billion due to lower volume in the Ground-based Midcourse Defense program and fewer planned milestone completions in the commercial satellite business. Earnings from operations were $228 million, compared to $712 million last year which included a $569 million gain from Rocketdyne.

Support Systems again generated strong profitability on its broad portfolio of services and logistics programs. Revenues increased 4 percent to $1.5 billion while operating earnings were $179 million driven by higher volume in integrated logistics programs and maintenance, modification & upgrade programs. Operating margins were 12.2 percent, below the same quarter last year due to contract mix.

IDS’s backlog at quarter-end was $74.2 billion, down 5 percent from the end of the second quarter and 8 percent for the nine months as progress continued on large multi-year contracts. Contractual backlog at the end of the third quarter was $36.1 billion, and unobligated backlog was $38.1 billion.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) delivered record pre-tax earnings of $122 million during the quarter, while continuing to support the operations of Boeing’s businesses and reduce portfolio risk. Pre-tax earnings grew by $94 million from the same quarter of 2005 on strong core performance, favorable portfolio dispositions, and the absence of impairments related to airline restructurings that occurred in the same quarter of 2005. Revenues for the third quarter climbed 32 percent to $304 million (Table 6).

BCC’s portfolio balance at the end of the third quarter was $8.2 billion, down from $8.5 billion at the end of the second quarter on normal portfolio run-off, asset sales and depreciation. BCC contributed $52 million in cash dividends to the company during the quarter and $284 million in cash for the first nine months of the year. BCC recorded leverage of 5.0-to-1, as measured by the ratio of debt-to-equity.

Table 6. Boeing Capital Corporation Operating Results

	3rd Quarter		% Change	Nine Months		% Change
(Millions)	2006	2005		2006	2005
Revenues	$304	$230	32%	$784	$728	8%
Pre-Tax Income	$122	$28	336%	$254	$192	32%

Additional Information

The “Other” segment consists primarily of Boeing Technology and the Connexion business, as well as certain results related to the consolidation of all business units. As previously disclosed, the company decided to exit its Connexion business, which resulted in a pre-tax charge of $280 million in the quarter, or $0.22 per share. A further charge of approximately $0.03 per share is expected in the fourth quarter of 2006. As a result, Other segment loss from operations grew to $494 million in the third quarter from $105 million in the same period last year driven by the Connexion charge and the write-down of previously capitalized environmental costs.

Pre-tax (non-cash) pension expense for the quarter was $208 million, down $188 million from the same period of 2005 which included pension settlement and curtailment expenses related to the sale of our Wichita operations. Share-based-plans expense was $101 million, down 65 percent from the same period of 2005.

Outlook

The company is forecasting continued growth during the remainder of 2006 and 2007 that reflects strong performance from its core businesses, higher commercial airplane deliveries, higher R&D, and companywide productivity gains (Table 7).

Boeing’s revenue guidance for 2006 is increased to approximately $60.5 billion, which is the high end of the previous guidance range. Revenue guidance for 2007 is increased to between $65.5 billion and $66.0 billion due to the Aviall acquisition offset somewhat by lower revenue growth than planned at IDS. Earnings per share guidance for 2006 is revised to between $2.40 and $2.50 due to charges totaling $0.25 per share for Connexion that are mostly offset by company wide performance improvements totaling $0.20 per share. Boeing is raising its 2007 EPS guidance $0.20 per share to between $4.45 and $4.65 due to the absence of further investment in Connexion, contributions from Aviall, and additional productivity improvements. Operating cash flow guidance is unchanged at greater than $5.5 billion for both 2006 and 2007.

Commercial Airplanes’ 2006 guidance remains unchanged at approximately $28 billion for revenue and greater than 9 percent operating margin. BCA revenue guidance for 2007 is being raised to reflect higher services revenue from Aviall and is now expected to be between $32.5 billion and $33.0 billion, with operating margins improving to greater than 10 percent. The 2006 commercial airplane delivery forecast remains at approximately 395 airplanes, 36 percent higher than in 2005, while deliveries in 2007 are expected to be between 440 and 445 airplanes. The 2006 forecast is sold out and the 2007 forecast is now essentially sold out. Airplane deliveries in 2008 are expected to be higher than in 2007.

IDS revenue guidance for 2006 is reaffirmed at approximately $31.5 billion, while operating margin guidance is increased from 9.0 percent to approximately 9.5 percent. For 2007, IDS expects revenue to be in the range of $32.0 billion and $32.5 billion, with operating margins expected to exceed 10.5 percent.

The current guidance doesn’t reflect the impact of the pending United Launch Alliance (ULA) transaction. Network & Space Systems revenue guidance for 2006 and 2007 each includes approximately $1 billion for business planned to be part of ULA. Upon completion of the transaction, Boeing will use the equity method of accounting for the joint venture, recognizing Boeing’s proportionate share of the venture’s earnings in the Network & Space Systems segment.

Boeing’s research and development forecast is increased to between $3.1 billion and $3.2 billion in 2006 and between $3.2 billion and $3.4 billion in 2007. Annual capital expenditures are expected to be approximately $1.6 billion in 2006 and $1.5 billion in 2007.

The company’s non-cash pension expense is expected to be approximately $800 million for 2006 and about $1 billion for 2007. Discretionary cash funding of Boeing’s pension plans is expected to be approximately $500 million in each of those years. The company will continue to evaluate making additional discretionary contributions to its pension plans.

Table 7. Financial Outlook

(Billions, except per share data)	2006	2007
The Boeing Company
Revenues	~ $60.5	$65.5 - $66
Earnings Per Share (GAAP)	$2.40 - $2.50	$4.45 - $4.65
Operating Cash Flow[1]	> $5.5	> $5.5

Boeing Commercial Airplanes
Deliveries	~ 395	440 - 445
Revenues	~ $28	$32.5 - $33
Operating Margin	> 9%	> 10%

Integrated Defense Systems
Revenues
Precision Engagement & Mobility Systems	~ $14.5	Slightly Lower
Network & Space Systems	~ $11	Moderate Growth
Support Systems	~ $6	Moderate Growth

Total IDS Revenues	~ $31.5	$32 - $32.5

Operating Margin
Precision Engagement & Mobility Systems	~ 10.5%	Low Double Digit
Network & Space Systems	~ 5.5%	High Single Digit
Support Systems	~ 14%	Low Double Digit

Total IDS Operating Margin	~ 9.5%	> 10.5%

Boeing Capital Corporation
Portfolio Size	Lower	Lower
Revenue	~ $1.0	~ $0.8
Return on Assets	> 1.5%	> 1.0%

Research & Development	$3.1 - $3.2	$3.2 - $3.4
Capital Expenditures	~ $1.6	~ $1.5

[1]	After forecast pension contributions of $0.5 billion in 2006 and $0.5 billion in 2007.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment, additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Adjusted Earnings per Share

Adjusted earnings per share is defined as GAAP diluted earnings per share adjusted for certain significant charges or credits. Management believes adjusted earnings per share are important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Significant charges or credits are described in the attachments to this release which provide reconciliations between GAAP earnings per share and adjusted earnings per share.

Adjusted IDS Operating Margins

Adjusted IDS Operating Margins is defined as GAAP IDS operating margins excluding the $569 million gain on the Rocketdyne sale recognized in IDS in the third quarter of 2005 and the $25 million gain on the EDD sale recognized in IDS in the first quarter of 2005. Management believes adjusted IDS operating margins are important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Management derived the adjusted IDS operating margins by dividing GAAP IDS revenues into GAAP IDS operating earnings adjusted for the $569 million and $25 million gains in 2005. The calculation is (1311 - 569) ÷ 7468 = 9.9% for the third quarter of 2005, and (2982 - 569 - 25) ÷ 22878 = 10.4% for the first nine months of 2005. Adjusted IDS operating margins for 2006 are the same as GAAP.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding future results as a result of our growth and productivity initiatives, our 2006 and 2007 financial outlook and the benefits of the new IDS structure. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans including our company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), availability of raw materials, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; ability to meet development, production and certification schedules for the 787 program; technical or quality issues in development programs or in the commercial satellite industry; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006.

# # #

Contact:

Investor	Relations: David Dohnalek or Rob Young (312) 544-2140
Communications:	Anne Eisele or Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Nine months ended September 30		Three months ended September 30
	2006	2005	2006	2005
Sales of products	$37,539	$32,598	$12,388	$10,060
Sales of services	6,450	7,122	2,351	2,295

Total revenues	43,989	39,720	14,739	12,355
Cost of products	(30,310)	(26,802)	(9,789)	(8,432)
Cost of services	(5,409)	(6,050)	(2,014)	(1,987)
Boeing Capital Corporation interest expense	(267)	(266)	(88)	(87)

Total costs and expenses	(35,986)	(33,118)	(11,891)	(10,506)

	8,003	6,602	2,848	1,849
Income from operating investments, net	95	68	42	24
General and administrative expense	(3,077)	(3,289)	(834)	(1,172)
Research and development expense	(2,320)	(1,604)	(833)	(521)
(Loss)/gain on dispositions/business shutdown, net	(268)	491	(272)	583
Settlement with U.S. Department of Justice, net of accruals	(571)

Earnings from operations	1,862	2,268	951	763
Other income, net	296	184	104	119
Interest and debt expense	(203)	(241)	(67)	(70)

Earnings before income taxes	1,955	2,211	988	812
Income tax (expense)/benefit	(729)	(113)	(294)	201

Net earnings from continuing operations	1,226	2,098	694	1,013
Cumulative effect of accounting change, net of taxes of $12		21
Net loss on disposal of discontinued operations, net of taxes of $(5) and $(3)		(7)		(2)

Net earnings	$1,226	$2,112	$694	$1,011

Basic earnings per share from continuing operations	$1.60	$2.65	$0.90	$1.28
Cumulative effect of accounting change, net of taxes		0.03
Net loss on disposal of discontinued operations, net of taxes		(0.01)

Basic earnings per share	$1.60	$2.67	$0.90	$1.28

Diluted earnings per share from continuing operations	$1.57	$2.60	$0.89	$1.26
Cumulative effect of accounting change, net of taxes		0.03
Net loss on disposal of discontinued operations, net of taxes		(0.01)

Diluted earnings per share	$1.57	$2.62	$0.89	$1.26

Cash dividends paid per share	$0.90	$0.75	$0.30	$0.25

Weighted average diluted shares (millions)	789.3	806.4	784.0	802.8

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	September 30 2006	December 31 2005
Assets
Cash and cash equivalents	$5,198	$5,412
Short-term investments	423	554
Accounts receivable, net	5,256	5,246
Current portion of customer financing, net	364	367
Deferred income taxes	2,962	2,449
Inventories, net of advances and progress billings	8,173	7,878

Total current assets	22,376	21,906
Customer financing, net	8,791	9,639
Property, plant and equipment, net of accumulated depreciation of $11,857 and $11,272	8,670	8,420
Goodwill	3,208	1,924
Prepaid pension expense	13,031	13,251
Other acquired intangibles, net	1,471	875
Deferred income taxes	148	140
Investments	2,864	2,852
Other assets, net of accumulated amortization of $284 and $204	899	989

	$61,458	$59,996

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$16,741	$16,513
Advances and billings in excess of related costs	10,524	9,868
Income taxes payable	813	556
Short-term debt and current portion of long-term debt	1,582	1,189

Total current liabilities	29,660	28,126
Deferred income taxes	2,930	2,067
Accrued retiree health care	6,063	5,989
Accrued pension plan liability	2,954	2,948
Other long-term liabilities	276	269
Long-term debt	8,549	9,538
Shareholders’ equity:
Common shares, par value $5.00 - 1,200,000,000 shares authorized;
Shares issued - 1,012,261,159 and 1,012,261,159	5,061	5,061
Additional paid-in capital	4,313	4,371
Treasury shares, at cost – 220,884,445 and 212,090,978	(12,134)	(11,075)
Retained earnings	17,989	17,276
Accumulated other comprehensive loss	(1,761)	(1,778)
ShareValue Trust Shares – 30,800,862 and 39,593,463	(2,442)	(2,796)

Total shareholders’ equity	11,026	11,059

	$61,458	$59,996

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

(Dollars in millions)	Nine months ended September 30		Three months ended September 30
	2006	2005	2006	2005
Sales and other operating revenues:
Commercial Airplanes	$20,859	$15,831	$6,693	$4,623
Integrated Defense Systems:
Precision Engagement and Mobility Systems	10,032	9,756	3,474	3,031
Network and Space Systems	8,555	9,368	2,856	3,036
Support Systems	4,165	3,754	1,462	1,401

Total Integrated Defense Systems	22,752	22,878	7,792	7,468
Boeing Capital Corporation	784	728	304	230
Other	218	587	60	55
Accounting differences/eliminations	(624)	(304)	(110)	(21)

Sales and other operating revenues	$43,989	$39,720	$14,739	$12,355

Earnings from operations:
Commercial Airplanes	$2,068	$1,101	$646	$238
Integrated Defense Systems:
Precision Engagement and Mobility Systems	942	1,234	472	407
Network and Space Systems	489	1,208	228	712
Support Systems	574	540	179	192

Total Integrated Defense Systems	2,005	2,982	879	1,311
Boeing Capital Corporation	254	192	122	28
Other	(645)	(290)	(494)	(105)
Unallocated expense	(1,249)	(1,717)	(202)	(709)
Settlement with U.S. Department of Justice, net of accruals	(571)

Earnings from operations	1,862	2,268	951	763
Other income, net	296	184	104	119
Interest and debt expense	(203)	(241)	(67)	(70)

Earnings before income taxes	1,955	2,211	988	812
Income tax (expense)/benefit	(729)	(113)	(294)	201

Net earnings from continuing operations	1,226	2,098	694	1,013
Cumulative effect of accounting change, net of taxes of $12		21
Net loss on disposal of discontinued operations, net of taxes of $(5) and $(3)		(7)		(2)

Net earnings	$1,226	$2,112	$694	$1,011

Research and development expense:
Commercial Airplanes	$1,668	$921	$612	$287
Integrated Defense Systems:
Precision Engagement and Mobility Systems	297	328	90	118
Network and Space Systems	225	258	68	84
Support Systems	63	60	21	21

Total Integrated Defense Systems	585	646	179	223
Other	67	37	42	11

Total research and development expense	$2,320	$1,604	$833	$521

	Nine months ended September 30		Three months ended September 30
Unallocated expense	2006	2005	2006	2005
Share-based plans expense	$(553)	$(817)	$(101)	$(288)
Deferred compensation expense	(131)	(139)	16	(14)
Pension	(302)	(512)	(122)	(316)
Post-retirement	(60)	(42)	(31)	19
Capitalized interest	(33)	(43)	(10)	(13)
Other	(170)	(164)	46	(97)

Total	$(1,249)	$(1,717)	$(202)	$(709)

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in millions)	Nine months ended September 30	Nine months ended September 30
	2006	2005
Cash flows - operating activities:
Net earnings	$1,226	$2,112
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items–
Share-based plans expense	553	817
Depreciation	1,057	1,061
Amortization of other acquired intangibles	66	69
Amortization of debt discount/premium and issuance costs	12	19
Pension expense	525	774
Investment/asset impairment charges, net	85	65
Customer financing valuation provision	19	47
Loss/(gain) on dispositions/business shutdown, net	268	(491)
Other charges and credits, net	112	89
Excess tax benefits from share-based payment arrangements	(118)	(46)
Changes in assets and liabilities –
Accounts receivable	166	(346)
Inventories, net of advances and progress billings	520	(1,050)
Accounts payable and other liabilities	(682)	1,396
Advances and billings in excess of related costs	656	1,501
Income taxes receivable, payable and deferred	757	568
Other long-term liabilities	(45)	(451)
Prepaid pension expense	(520)	(1,832)
Other acquired intangibles, net	(8)	(22)
Accrued retiree health care	73	11
Customer financing, net	515	525
Other	(179)	(203)

Net cash provided by operating activities	5,058	4,613

Cash flows - investing activities:
Discontinued operations customer financing, reductions		2
Property, plant and equipment, additions	(1,093)	(1,074)
Property, plant and equipment, reductions	86	17
Acquisitions, net of cash acquired	(1,854)	(164)
Proceeds from dispositions of discontinued operations		33
Proceeds from dispositions	109	1,660
Contributions to investments	(1,591)	(2,162)
Proceeds from investments	1,775	2,033

Net cash (used)/provided by investing activities	(2,568)	345

Cash flows - financing activities:
New borrowings	1
Debt repayments	(1,098)	(1,270)
Stock options exercised, other	227	274
Excess tax benefits from share-based payment arrangements	118	46
Common shares repurchased	(1,254)	(2,045)
Dividends paid	(719)	(620)

Net cash used by financing activities	(2,725)	(3,615)

Effect of exchange rate changes on cash and cash equivalents	21

Net (decrease)/increase in cash and cash equivalents	(214)	1,343
Cash and cash equivalents at beginning of year	5,412	3,204

Cash and cash equivalents at end of period	$5,198	$4,547

Non-cash investing and financing activities:
Capital lease obligations incurred	$356

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Nine months ended September 30				Three months ended September 30
Commercial Airplanes	2006		2005		2006	2005
717	5	(3)	9	(5)		3
737 Next-Generation	223		160		81	47
747	11		9		3	2
757			2
767	9		7		3	2
777	47		30		13	8

Total	295		217		100	62

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Precision Engagement and Mobility Systems
Chinook International New Builds
Apache (New Builds)	21		7		7	2
F/A-18E/F	32		32		11	11
T-45TS	11		8		4	3
F-15	3		2		3
C-17	12		12		4	3
C-40	1		2

Network and Space Systems
Delta II	1		2
Delta IV	2
Commercial and Civil Satellites	3		3		2
Military Satellites

Contractual backlog (Dollars in billions)	September 30 2006	June 30 2006	March 31 2006	December 31 2005
Commercial Airplanes	$154.0	$141.7	$131.5	$124.1
Integrated Defense Systems:
Precision Engagement and Mobility Systems	20.0	22.7	25.2	21.8
Network and Space Systems	7.8	7.8	8.8	6.3
Support Systems	8.3	8.3	8.3	8.4

Total Integrated Defense Systems	36.1	38.8	42.3	36.5

Total contractual backlog	$190.1	$180.5	$173.8	$160.6

Unobligated backlog	$38.7	$39.5	$38.8	$44.6

Total backlog	$228.8	$220.0	$212.6	$205.2

Workforce	156,300	154,300	154,000	153,000

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

	Three months ended September 30
Dollars in millions except per share data	2006		2005
GAAP Diluted earnings per share[1]	$0.89		$1.26
Business Shutdown/Asset Dispositions/Divestitures	0.22	a	(0.31	)b
Income tax adjustments			(0.57	)c
Interest associated with income tax benefits			(0.05	)d

Adjusted earnings per share, “Core Earnings” per share[1]	$1.11		$0.33
Weighted average diluted shares (millions)	784.0		802.8

a	Represents the net earnings per share impact related to shutdown of the Connexion business.

b	Represents the net earnings per share impact of: the gain on the sale of Rocketdyne (excluding impact of settlement and curtailment charges for pension and other post-retirement benefits); and the impact of settlement and curtailment charges for pension and other post-retirement benefits associated with sale of the Wichita/Tulsa site.

c	Represents tax benefits of $459 due to a settlement with the Internal Revenue Service for the years 1998-2001 and provision adjustments related to tax filings for 2004 and prior years.

d	Represents interest income of $64 related to income tax audit settlements.

[1]	GAAP diluted earnings per share and adjusted earnings per share reflect the impact of the International Association of Machinists and Aerospace Workers (IAM) strike, which resulted in 21 fewer commercial aircraft deliveries than planned. These deliveries would have increased EPS by $0.25-$0.30 per share.

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company's ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

	Nine months ended September 30
Dollars in millions except per share data	2006		2005
GAAP Diluted earnings per share[1]	$1.57		$2.62
Settlement with U.S. Department of Justice	0.74	a
Business Shutdown/Asset Dispositions/Divestitures	0.22	b	(0.19	)e
Income tax adjustments	(0.02	)c	(0.69	)f
Interest associated with income tax benefits	(0.01	)d	(0.05	)g
Cumulative effect of Accounting Change, Net of Taxes			(0.03	)h
Net loss on Discontinued Operations, Net of Taxes			0.01	i

Adjusted earnings per share, “Core Earnings” per share[1]	$2.50		$1.67
Weighted average diluted shares (millions)	789.3		806.4

a	Represents the net earnings per share impact for the settlement of the Evolved Expendable Launch Vehicle (EELV) and Druyun matters with the U.S. Department of Justice.

b	Represents the net earnings per share impact related to shutdown of the Connexion business.

c	Represents benefit primarily from a state income tax audit settlement.

d	Represents interest associated with income tax refunds.

e	Represents the net earnings per share impact of: the gain on the sale associated with Rocketdyne (excluding impact of settlement and curtailment charges for pension and other post-retirement benefits); the sale of the Wichita/Tulsa site; and the sale of EDD.

f	Represents tax benefits of $559 due to a settlement with the Internal Revenue Service for the years 1998-2001, a change in valuation allowances and provision adjustments related to tax filings for 2004 and prior years.

g	Represents interest income of $64 related to income tax audit settlements.

h	Represents the cumulative effect of accounting change for share forfeitures related to the adoption of SFAS No. 123 (revised 2004) Share-Based Payment.

i	Represents the net loss from the disposal of discontinued operations from the sale of assets from BCC's Commercial Financial Services to General Electric Capital Corporation.

[1]	GAAP diluted earnings per share and adjusted earnings per share reflect the impact of the International Association of Machinists and Aerospace Workers (IAM) strike, which resulted in 21 fewer commercial aircraft deliveries than planned. These deliveries would have increased EPS by $0.25-$0.30 per share.